UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CONSOLIDATED EDISON, INC.

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Letter to

Stockholders

Notice of 2005

Annual Meeting and

Proxy Statement

May 16, 2005

Con Edison Headquarters

4 Irving Place

New York, N.Y. 10003

Consolidated Edison, Inc. 4 Irving Place New York, NY 10003

Eugene R. McGrath

Chairman of the Board

April 4, 2005

Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Consolidated Edison, Inc. I hope that you will join the Board of Directors and the Company’s management at the Company’s Headquarters at 4 Irving Place, New York, New York, on Monday, May 16, 2005, at 10:00 a.m.

The accompanying Proxy Statement contains information about matters to be considered at the Annual Meeting. At the Annual Meeting, stockholders will be asked to vote on the election of Directors and the ratification of the appointment of independent accountants for 2005. In addition to the matters described above, stockholders will be asked to vote on a proposal submitted by an individual stockholder described in the attached Proxy Statement, if the proposal is properly presented at the Annual Meeting. For the reasons stated in the Proxy Statement, the Board of Directors and management recommend that stockholders vote against the stockholder proposal.

Whether or not you plan to attend the Annual Meeting, please date, sign and return the enclosed proxy in the envelope provided. It is very important that as many shares as possible be represented at the meeting. Stockholders of record may also vote their shares by telephone or by the Internet. Instructions for using the telephone and the Internet service are set forth on the enclosed proxy card.

If after voting your proxy you come to the meeting, you may vote in person even though you have previously voted your proxy.

Sincerely,

Eugene R. McGrath

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

The Annual Meeting of Stockholders of Consolidated Edison, Inc. will be held at the Company’s Headquarters, 4 Irving Place, New York, New York, on Monday, May 16, 2005, at 10:00 a.m. for the following purposes:

a.	To elect the members of the Board of Directors as described in the Proxy Statement (attached hereto and incorporated herein by reference);

b.	To ratify and approve the appointment of PricewaterhouseCoopers LLP as independent accountants for the year 2005;

c.	To act on a stockholder proposal as set forth in the Proxy Statement; and

d.	To transact such other business as may properly come before the meeting, or any adjournment of the meeting.

You are cordially invited to attend the meeting. If you hold your shares directly in your name as a stockholder of record, an admission ticket is attached to your proxy card. If you plan to attend the annual meeting, please vote your proxy but keep the admission ticket and bring it with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must present proof of your ownership, such as a bank or brokerage account statement to be admitted to the meeting.

Whether or not you plan to attend the meeting in person, we urge you to vote, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope, or vote your proxy by telephone or on the Internet in accordance with the instructions accompanying the proxy card. We will sincerely appreciate your doing so.

By Order of the Board of Directors,

SADDIE L. SMITH

Secretary

Dated: April 4, 2005

i

PROXY STATEMENT

Introduction

This Proxy Statement is provided to stockholders of Consolidated Edison, Inc. (“Con Edison” or the “Company”) in connection with the Annual Meeting of Stockholders and any adjournments or postponements of the meeting. The Annual Meeting will be held at the Company’s principal executive offices at 4 Irving Place, New York, New York 10003, on Monday, May 16, 2005, at 10:00 a.m.

Solicitation of Proxies

The Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Con Edison for use at the 2005 Annual Meeting of Stockholders (the “Annual Meeting”). The Proxy Statement and the form of proxy are being mailed to stockholders on or about April 6, 2005.

The Company’s Annual Report to Stockholders, which includes the consolidated financial statements and accompanying notes for the year ended December 31, 2004, and other information relating to the Company’s financial condition and results of operations, also accompanies the mailing of this Proxy Statement.

This solicitation of proxies for the Annual Meeting is being made by management on behalf of the Board of Directors and will be made by mail, telephone, the Internet, facsimile and electronic transmission or overnight delivery. The Company will pay the expenses associated with the solicitation of proxies. The expenses will include reimbursement for postage and clerical expenses to brokerage houses and other custodians, nominees or fiduciaries for forwarding proxy material and other documents to beneficial owners of stock held in their names. In addition, Morrow & Co., Inc. has been retained to assist in the solicitation of proxies by the means described above. The estimated cost of Morrow’s services is $20,000, plus out-of-pocket expenses.

Record Date, Outstanding Voting Securities and Voting Rights

The Board of Directors has established March 28, 2005, as the record date for the determination of Con Edison’s stockholders entitled to receive notice of and to vote at the meeting. On the record date, there were 243,004,214 shares of Common Stock, which are entitled to one vote per share upon the proposals to be presented. The holders will vote on the election of Directors, the ratification of the appointment of independent accountants and the stockholder proposal.

The enclosed proxy card is for the number of shares registered in your name with Con Edison, together with any additional full shares held in your name in Con Edison’s Automatic Dividend Reinvestment and Cash Payment Plan. The instructions on the proxy card provide that any shares registered in your name and any full shares held for your account in the plan will be voted in the same manner.

In all matters other than the election of Directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting, entitled to vote and voting on the subject matter, will be the act of the stockholders. Directors will be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting, entitled to vote and voting on the election of Directors. Abstentions and broker non-votes are voted neither “for” nor “against,” and have no effect on the vote, but are counted in the determination of the quorum.

Voting and Revocation of Proxies

All shares represented by properly executed proxies received in time for the Annual Meeting will be voted at the Annual Meeting in the manner specified by the persons giving those proxies. If the proxy is signed but no voting instructions are made, the shares represented by the proxy will be voted for the election of Directors and in accordance with the recommendations of the Board on other proposals.

Instead of submitting a signed proxy card, if you are a stockholder of record you may vote your proxy by telephone or on the Internet using the instructions set forth on the proxy card. Voting by telephone or on the Internet eliminates the need to return the proxy card. Telephone voting is not available to stockholders of record outside the United States.

If your shares are held in a stock brokerage account or by a bank or other nominee, you must vote your shares in the manner prescribed by your broker or nominee. The telephone and Internet voting procedure may or may not be available to stockholders who hold their shares through a broker, bank or other nominee.

Voting by use of a proxy on the enclosed proxy card, by telephone or on the Internet does not preclude a stockholder from voting in person at the Annual Meeting. A stockholder may revoke a proxy at any time prior to its exercise by mailing to the Secretary of the Company a duly executed revocation or by submitting a duly executed proxy, telephone or Internet vote to the Company with a later date or by appearing at the Annual Meeting and voting in person. A stockholder may revoke a proxy by any of these methods, regardless of the method used to cast his or her previous vote. Attendance at the Annual Meeting without voting will not by itself revoke a proxy.

Attendance and Procedures at the Annual Meeting

Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Common Stock entitled to vote at the meeting having evidence of ownership, the authorized representative (one only) of an absent stockholder, and invited guests of management. If you plan to attend the Annual Meeting and you hold your shares directly in your name, please vote your proxy but keep the admission ticket attached to your proxy card and bring it with you to the meeting. Stockholders who hold their shares through a broker, nominee, or other custodian will need to bring a copy of a brokerage statement reflecting their stock ownership as of the record date. You will be asked to present valid picture identification. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of the authorization. In order to assure the holding of a fair and orderly meeting and to accommodate as many stockholders as possible who may wish to speak at the Annual Meeting, management will limit the general discussion portion of the meeting to one hour and permit only stockholders or their authorized representatives to address the meeting. In addition, management will require that all signs, banners, placards, handouts and similar materials be left outside the meeting room.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

Eleven Directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting and until their respective successors are elected and qualified. Directors are permitted to stand for election until they reach the mandatory retirement age of 72. Of the Board members standing for election, two (Eugene R. McGrath and Joan S. Freilich) are officers of the Company.

All of the nominees were elected Directors at the last Annual Meeting. The Company’s management believes that all of the nominees will be able and willing to serve as Directors of the Company. All of the Directors also serve as Trustees of Con Edison’s subsidiary, Consolidated Edison Company of New York, Inc. (“Con Edison of New York”). Mr. McGrath also serves on the Board of Con Edison’s subsidiary, Orange and Rockland Utilities, Inc. (“O&R”).

The Board of Directors held fifteen meetings in 2004. At these meetings the Board considered a wide variety of matters involving, among other things, the Company’s strategic planning, its financial condition and results of operations, its capital and operating budgets, personnel matters, succession planning, risk management, industry issues, accounting practices and disclosure, and corporate governance practices.

In accordance with the Company’s Corporate Governance Guidelines, the Chair of the Corporate Governance and Nominating Committee will serve as Lead Director, and as such chair the executive sessions of the non-management Directors and the independent Directors. The Company’s independent Directors meet in executive session at least annually. The non-management Directors are scheduled to meet a minimum of three times in executive session during 2005.

Shares represented by every properly signed proxy will be voted at the Annual Meeting for the election of Directors, except where the stockholder giving the proxy withholds the right to vote or instructs otherwise. If one or more of the nominees is unable or unwilling to serve, the shares represented by the proxies will be voted for the other nominees and for any substitute nominee or nominees as may be designated by the Board.

Information About Nominees

The name and age of each of the nominees, the years in which each was first elected a Director of the Company and Trustee of Con Edison of New York, the principal occupation and business experience of each during the past five years, the number of shares of Common Stock beneficially owned by each as of the close of business on January 31, 2005, their directorships in other publicly held business corporations and the more significant of their directorships in charitable and educational organizations as of January 31, 2005, are set forth below, based on information provided by the nominees.

The current nominees bring to the Company the benefit of their broad expertise and experience in many diverse fields. The Board has determined that the service by its members as directors of other public companies, including service by Mr. Salerno, a retired executive, on more than three audit committees of public companies, does not impair their ability to effectively serve on Con Edison’s Board of Directors or its Committees. The Company’s Corporate Governance Guidelines provide that members of the Board should limit their service on publicly held company and investment company boards to no more than six. The guidelines, revised in March 2005, also provide that the Board understands and expects that a Director who changes his or her principal business association will offer his or her resignation from the Board (which offer the Board will be free to accept or reject).

Name, Age, Length of Service as a Director and Trustee and Principal Occupation and Business Experience During Past 5 Years

Peter W. Likins, 68

President, University of Arizona, Tucson, AZ since October 1997. Dr. Likins has been a Trustee of Con Edison of New York since 1978 and a Director of Con Edison since December 1997. Director or Trustee, Harris Bank, NA, Parker-Hannifin Corporation, Udall Foundation, and University Medical Center. Member, National Academy of Engineering.

Common Stock Shares owned: 5,203

Deferred Stock Units owned: 14,185

Eugene R. McGrath, 63
Chairman of the Board, President and Chief Executive Officer of Con Edison since October 1997. Chairman and Chief Executive Officer of Con Edison of New York since September 1990. He was also President of Con Edison of New York from September 1990 through February 1998. Mr. McGrath has been a Trustee of Con Edison of New York since 1987, a Director of Con Edison since October 1997 and a Director of O&R since July 1999. Director or Trustee, Associated Electric & Gas Insurance Services, Limited, Atlantic Mutual Insurance Company, Schering-Plough Corporation, Partnership for New York City, Barnard College, Edison Electric Institute, Hudson River Foundation for Science and Environmental Research, and the Wildlife Conservation Society. Member, National Academy of Engineering.

Common Stock Shares owned: 842,049*

Gordon J. Davis, 63
Senior Partner at LeBoeuf, Lamb, Greene & MacRae LLP, Attorneys at Law, New York, NY since November 2001. Mr. Davis served as the President of Lincoln Center for the Performing Arts, New York, NY from January 2001 to September 2001. He was a Partner at LeBoeuf, Lamb, Greene & MacRae LLP from October 1994 to December 2000. Mr. Davis has been a Trustee of Con Edison of New York since 1989 and a Director of Con Edison since December 1997. Director or Trustee, Dreyfus Funds, Group VII and IX, Phoenix Companies, Inc., Jazz at Lincoln Center, Inc. (Founding Chairman Emeritus), New York Public Library, and the Studio Museum in Harlem.

Common Stock Shares owned: 810 Deferred Stock Units owned: 12,532

*	Includes, as of January 31, 2005, 670,000 shares underlying then currently exercisable options or options exercisable within 60 days of the date of this proxy statement and 100,000 vested restricted stock units.

Name, Age, Length of Service as a Director and Trustee and Principal Occupation and Business Experience During Past 5 Years
Ellen V. Futter, 55
President and Trustee of the American Museum of Natural History, New York, NY since November 1993. Ms. Futter has been a Trustee of Con Edison of New York since 1989 and a Director of Con Edison since December 1997. Director, Trustee or Member, American International Group, Inc., Bristol-Myers Squibb Company, JPMorgan Chase & Co., Inc., NYC & Company, Council on Foreign Relations and Yale School of Management Advisory Board. Manager, Memorial Sloan-Kettering Cancer Center. Fellow, American Academy of Arts and Sciences.

Common Stock Shares owned: 2,442
Deferred Stock Units owned: 8,934

Sally Hernandez, 52
Practicing Attorney at Law, New York, NY since January 2002. Previously Ms. Hernandez was Senior Vice President of The Related Companies, L.P. New York, NY from May 1999 to December 2001 (real estate). Ms. Hernandez has been a Trustee of Con Edison of New York since 1994 and a Director of Con Edison since December 1997. Director or Trustee, American Museum of Natural History, Goodwill Industries, and the Fund for the City of New York.

Common Stock Shares owned: 3,575
Deferred Stock Units owned: 7,603

Stephen R. Volk, 68
Vice Chairman of Citigroup Inc., New York, NY since August 2004. He was formerly Chairman of Credit Suisse First Boston and a member the Credit Suisse Group Executive Board from January 31, 2002 to August 2004 and Vice Chairman of Credit Suisse First Boston from August 2001 to January 2002. Prior to joining Credit Suisse First Boston, Mr. Volk was Senior Partner at Shearman & Sterling, Attorneys at Law, New York, NY. Mr. Volk has been a Trustee of Con Edison of New York since 1996 and a Director of Con Edison since December 1997. Member, Council on Foreign Relations and the Harvard Law School Dean’s Advisory Board. Fellow, American Bar Foundation. Mr. Volk also serves as a Director of ContiGroup Companies, Inc. and Trizec Properties, Inc.

Common Stock Shares owned: 3,836
Deferred Stock Units owned: 10,666

Name, Age, Length of Service as a Director and Trustee and Principal Occupation and Business Experience During Past 5 Years
Joan S. Freilich, 63

Executive Vice President and Chief Financial Officer of Con Edison and Con Edison of New York since March 1998. Ms. Freilich has been a Trustee of Con Edison of New York since 1997 and a Director of Con Edison since October 1997. Trustee, Citizens Budget Commission and The College of New Rochelle.

Common Stock Shares owned: 187,793**

Michael J. Del Giudice, 62
Co-founder and Senior Managing Director at Millennium Credit Markets LLC, an investment banking firm, since 1996. Mr. Del Giudice has been a Director of Con Edison since July 1999 and a Trustee of Con Edison of New York since May 2002. He also was a Director of O&R from 1988 until 2002. Chairman of the Governor’s Committee on Scholastic Achievement. Director, Barnes and Noble, Inc. and Trustee, New York Racing Association.

Common Stock Shares owned: 5,189
Deferred Stock Units owned: 6,046

George Campbell, Jr., 59
President of The Cooper Union for the Advancement of Science and Art, New York, NY since July 2000. Dr. Campbell previously served as the President and CEO of National Action Council for Minorities in Engineering, Inc. Dr. Campbell has been a Director of Con Edison and a Trustee of Con Edison of New York since February 2000. Trustee, Rensselaer Polytechnic Institute, Montefiore Medical Center, New York Hall of Science, and the Woodrow Wilson National Fellowship Foundation. Fellow, American Association for the Advancement of Science and the New York Academy of Sciences.

Common Stock Shares owned: 3,456
Deferred Stock Units owned: 5,254

**	Includes, as of January 31, 2005, 160,000 shares underlying then currently exercisable options or options exercisable within 60 days of the date of this proxy statement.

Name, Age, Length of Service as a Director and Trustee and Principal Occupation and Business Experience During Past 5 Years
Vincent A. Calarco, 62
Former Chairman, President and CEO and Director of Crompton Corporation, Middlebury, CT from 1995 to January 2004 (specialty chemicals, polymer products and equipment). Mr. Calarco has been a Director of Con Edison and a Trustee of Con Edison of New York since September 2001. Mr. Calarco also serves as a Director of Newmont Mining Corporation and the Chairman of the Chemical Heritage Foundation, and a Trustee of the Hospital of St. Raphael.

Common Stock Shares owned: 400
Deferred Stock Units owned: 4,030

Frederic V. Salerno, 61
Former Vice Chairman and Chief Financial Officer of Verizon Communications Inc. from June 2000 to October 2002. Mr. Salerno has been a Director of Con Edison and a Trustee of Con Edison of New York since July 2002. Director or Trustee, Akamai Technologies, Inc., The Bear Stearns Companies Inc., Gabelli Asset Management Co., Popular, Inc. and Viacom, Inc. Mr. Salerno also serves as a Trustee of Manhattan College.

Common Stock Shares owned: 1,358*
Deferred Stock Units owned: 3,227

The number of shares of Common Stock beneficially owned as of January 31, 2005, by each of the executive officers named in the summary compensation table on page 14 who are not also nominees is set forth below.

Name	Shares Owned**
Kevin Burke	193,339
John D. McMahon	186,802
Stephen B. Bram	137,450

As of January 31, 2005, no nominee or executive officer was the beneficial owner of any other class of equity securities of Con Edison or beneficially owned more than .35% of the total outstanding Common Stock. As of the same date, all executive officers and members of the Board as a group beneficially owned 1,762,793 shares of Con Edison Common Stock (including 1,391,500 shares underlying options that are currently exercisable or exercisable within 60 days of the date of this proxy statement; 117,500 vested restricted stock units; and 72,478 deferred stock units) representing .72% of Con Edison’s outstanding Common Stock. Each executive officer and member of the Board held his or her shares with sole voting power and sole investment power, except for the restricted stock units and deferred stock units (the holders of which have no voting rights or investment power) and shares as to which voting power, or investment power, or both, were shared with a spouse or a relative of such person.

*	Shares owned as of March 2005.
**	Includes shares underlying options that are currently exercisable or exercisable within 60 days of the date of this Proxy Statement and vested restricted stock units for: Mr. Burke—Stock Options: 166,000, Restricted Stock Units: 5,000; Mr. McMahon—Stock Options: 152,000, Restricted Stock Units: 12,500; and Mr. Bram—Stock Options: 137,000.

Stock Ownership Guidelines—Directors and Officers

Con Edison has stock ownership guidelines for Directors under which each Director is to own shares with a value equal to three times the annual retainer paid to such Director during the previous fiscal year. The Company has guidelines for officers under which Con Edison’s Chief Executive Officer is to own shares equal to three times base salary; the officers serving in the other executive officer positions shown in the summary compensation table on page 14 are to each own shares equal to two times base salary; and Con Edison of New York’s senior vice presidents and the presidents of Con Edison’s unregulated subsidiaries are to each own shares equal to one times base salary. For purposes of the guidelines, share ownership includes the Directors’ deferred stock units and the officers’ vested restricted stock units. Directors and officers have five years to meet the guidelines.

Certain Beneficial Owners

The following table provides, as of December 31, 2004, information with respect to persons who are known to the Company to beneficially own more than five percent of the common shares of Con Edison.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	14,178,700	5.9	%(1)

(1)	Capital Research and Management Company has sole dispositive power and no voting power over the 14,178,700 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Directors and executive officers of the Company to file reports of ownership and changes in ownership of the equity securities of the Company and its subsidiaries with the Securities and Exchange Commission and to furnish copies of these reports to the Company. Based upon its review of the reports furnished to the Company for 2004 pursuant to Section 16(a) of the Act, the Company believes that all of the reports were filed on a timely basis.

Board Members’ Fees and Attendance

Those members of the Board who are not employees of the Company or its subsidiaries are paid an annual retainer of $40,000, a fee of $1,500 for each meeting of the Board or of the Boards of its subsidiaries attended and a fee of $1,500 for each meeting of a Committee of the Board or of the Boards of its subsidiaries attended. Con Edison will reimburse Board members who are not currently officers of the Company for expenses incurred in attending Board and Committee meetings. No person who serves on both the Con Edison Board and on the Board of its subsidiary, Con Edison of New York, and corresponding Committees, is paid additional compensation for concurrent service.

The Chairs of the Corporate Governance and Nominating; Environment, Health and Safety; Finance; Management Development and Compensation and Planning Committees each receive an annual retainer fee of $5,000. The Audit Committee Chair receives an annual retainer of $10,000, and each Audit Committee member other than the Chair receives an annual retainer of $5,000. The Acting Chair of any Board Committee, at meetings where the regular Chair is absent, is paid an additional meeting fee of $200 for any Committee meeting at which he or she presides.

Members of the Board who are officers of the Company or its subsidiaries receive no retainer or meeting fees for their service on the Board.

Members of the Board participate in Con Edison’s Long Term Incentive Plan (“LTIP”). Pursuant to the LTIP, which was approved at the 2003 Annual Meeting, each non-management Director is allocated an annual award of 1,300 deferred stock units on the first business day following each Annual Meeting. If a non-management Director is first appointed to the Board after an Annual Meeting, his or her first annual award will be prorated. In mid-2002, the Company terminated its retirement plan for Directors, converted each Director’s accrued benefits under the retirement plan into deferred stock units and allocated each Director 400 deferred stock units. The 2002 deferred stock units and all annual awards of stock units will be deferred until the Director’s termination of service from the Board of Directors. At the Director’s option, they may be paid at that time or further deferred for payment over a maximum of ten years. Each Director may defer all or a portion of his or her retainers and meeting fees into additional deferred stock units, which would be deferred until the Director’s termination of service or, at the option of the Director and if earlier than the date of termination, for five years or more after the year in which the units were deferred. Dividend equivalents are payable on deferred stock units in the amount and at the time that dividends are paid on Con Edison’s common stock and, at the Director’s option, are paid in cash or invested in additional deferred stock units. All payments on account of deferred stock units will be made in shares of Con Edison common stock except that fractional stock units will be paid in cash.

Directors are eligible to participate in the Stock Purchase Plan, which was approved at the 2004 Annual Meeting. The Stock Purchase Plan permits employees of Con Edison of New York, including executive officers, to contribute up to 20 percent of their salaries into the plan, but not more than $25,000 per year. Non-employee members of the Boards of Directors of Con Edison and its subsidiaries may invest under the plan through optional cash payments, subject to a maximum, excluding dividend reinvestments, of $25,000 during any calendar year. The Company contributes $1 for each $9 contributed by a participant in the plan. The contributions are used to purchase common stock of the Company. The Company pays brokerage and other expenses relating to the plan.

The law firm of LeBoeuf, Lamb, Greene & MacRae, LLP, of which Mr. Davis is a Senior Partner, provided services to Con Edison of New York in 2004 and will provide services in 2005. Ms. Futter’s brother provided legal services to Con Edison of New York in 2004 and will provide legal services in 2005. The fees for his services in 2004 totaled $147,280. Citigroup Inc., of which Mr. Volk is Vice Chairman, participated as an underwriter in financings by Con Edison and its subsidiaries in 2004. It also provided commercial banking services to the Company and its subsidiaries and administers the Company’s Stock Option Plan. It will provide commercial banking and may provide additional banking and other services for Con Edison and its subsidiaries in 2005.

During 2004 each incumbent member of the Board attended more than 75 percent of the combined meetings of the Board of Directors and the Board Committees on which he or she served.

Directors are expected to attend the Annual Meeting. All of the Directors attended the last Annual Meeting.

Board Members’ Independence

The Board of Directors has affirmatively determined that each Director, other than Mr. McGrath and Ms. Freilich (because they are officers of the Company) and Ms. Futter (because her brother received over $100,000 for his services to the Company), is “independent” as defined in the New York Stock Exchange’s listing standards. The Board has adopted the following categorical standards to assist it in making the determination of each Director’s independence. Unless the Board determines otherwise and discloses the basis for such determination in the annual proxy statement, a Director is not independent if:

(i)	the Director is a partner or the owner of 5% or more of the voting stock of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

(ii)	the Director is a partner, the owner of 5% or more of the voting stock or an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of the indebtedness exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, in any of the last three fiscal years.

(iii)	the Director is an executive officer of a non-profit organization if the Company’s contributions or payments to the organization exceed the greater of $1 million, or 2% of such organization’s consolidated gross revenues, in any of the last three fiscal years.

All of the independent Directors meet these standards.

Standing Committees of the Board

The Audit Committee, composed of three independent Directors (currently Mr. Calarco, Chair; Mr. Del Giudice and Mr. Salerno), is responsible for the appointment of the independent accountants for the Company, subject to stockholder approval at the Annual Meeting. The Committee also meets with the Company’s management, including Con Edison of New York’s General Auditor and General Counsel, and the Company’s independent accountants, several times a year to discuss internal controls and accounting matters, the Company’s financial statements and the scope and results of the auditing programs of the independent accountants and of Con Edison of New York’s internal auditing department. Each member of the Committee is “independent” as defined in the New York Stock Exchange’s listing standards. Con Edison’s Board of Directors has determined that each Director on the Audit Committee is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K and is “independent” as such term is defined in Rule 10A-3 under the Securities and Exchange Act of 1934. The Audit Committee held fourteen meetings in 2004.

The Corporate Governance and Nominating Committee, composed of four independent Directors (currently Mr. Del Giudice, Chair; Mr. Calarco; Dr. Campbell; Ms. Hernandez and Dr. Likins), is responsible for recommending candidates to fill vacancies on the Board. In addition, the Committee assists with respect to the composition and size of the Board and of all Committees of the Board. The Committee also makes recommendations to the Board as to the compensation of Board members as well as other corporate governance matters, including Board independence criteria and determinations and corporate governance guidelines. All of the members of the Committee are “independent” as defined in the New York Stock Exchange’s listing standards. Con Edison’s Corporate Governance Guidelines provide that the Board of Directors will be comprised of a majority of Directors who meet the independence criteria set forth therein and any other standards that the New York Stock Exchange may adopt or as may otherwise be required by law. Among its duties, the Committee will review the skills and characteristics of Director candidates as well as their integrity, judgment, business experience, areas of expertise and availability for service, factors relating to the composition of the Board (including its size and structure) and the Company’s principles of diversity. The Committee retains a professional search firm to identify director candidates. The Committee considers candidates recommended by stockholders. Recommendations for candidates, accompanied by biographical material for evaluation, may be sent to the Secretary of the Company. Each recommendation should include information as to the qualifications of the candidate and should be accompanied by a written statement (presented to the Secretary of the Company) from the suggested candidate to the effect that the candidate is willing to serve. The Corporate Governance and Nominating Committee held three meetings in 2004.

The Environment, Health and Safety Committee, composed of four non-management Directors (currently Ms. Futter, Chair; Mr. Davis; Ms. Hernandez and Dr. Likins), provides advice and counsel to the Company’s management on corporate environment, health and safety policies and on such other environment, health and safety matters as from time-to-time the Committee deems appropriate; reviews significant issues relating to the Company’s environment, health and safety programs and its compliance with environment, health and safety laws and regulations; and makes such other reviews and recommends to the Board such other actions as it may deem necessary or desirable to help promote sound planning by the Company with due regard to the protection of the environment, health and safety. The Environment, Health and Safety Committee held five meetings in 2004.

The Executive Committee, composed of Mr. McGrath, the Chairman of the Board and of the Committee, and three non-management Directors (currently Mr. Del Giudice; Dr. Likins and Mr. Volk), may exercise during intervals between the meetings of each Board all the powers vested in the Board, except for certain specified matters. No meetings of the Executive Committee were held in 2004.

The Finance Committee, composed of five non-management Directors (currently Mr. Volk, Chair; Mr. Davis; Ms. Hernandez; Dr. Likins and Mr. Salerno), reviews and makes recommendations to the Board with respect to the Company’s financial condition and policies, its dividend policy, bank credit arrangements, financings, investments, capital and operating budgets, major contracts and real estate transactions and litigation and other financial matters and reviews financial forecasts. The Finance Committee held eleven meetings in 2004.

The Management Development and Compensation Committee, composed of five independent Directors (currently Dr. Campbell, Chair; Mr. Calarco; Mr. Del Giudice; Ms. Hernandez and Mr. Salerno), reports and makes recommendations to the Board relating to officer and senior management appointments and compensation. In addition, the Committee makes awards to officers participating in the Company’s incentive compensation plans subject to confirmation by the Board, and administers the plans. The Committee also reviews and makes recommendations as necessary to provide for orderly succession and transition in the executive management of the Company and receives reports and makes recommendations with respect to minority and female recruitment, employment and promotion. It also oversees and makes recommendations to the Board with respect to compliance with the Employee Retirement Income Security Act of 1974 (“ERISA”), and reviews and makes recommendations with respect to benefit plans and plan amendments, the selection of plan trustees and the funding policy and contributions to the funded plans, and reviews the performance of the funded plans. Each of the members of the Committee is “independent” as defined in the New York Stock Exchange’s listing standards. The Management Development and Compensation Committee held five meetings in 2004.

The Planning Committee, composed of seven non-management Directors (currently Ms. Hernandez, Chair; Mr. Calarco; Mr. Davis; Mr. Del Giudice; Ms. Futter; Dr. Likins and Mr. Volk), reviews and makes recommendations to the Board regarding long-range planning for the Company. The Planning Committee held two meetings in 2004.

The current charters of the Audit, Corporate Governance and Nominating and Management Development and Compensation Committees, as well as Con Edison’s Corporate Governance Guidelines and Code of Ethics, are available in the corporate governance section of Con Edison’s website: www.conedison.com. Con Edison stockholders may obtain printed copies of these documents by contacting the Company’s Corporate Secretary, Con Edison, 4 Irving Place, New York, New York 10003.

Compensation Committee Interlocks and Insider Participation

Mr. Calarco, Dr. Campbell (Chair), Mr. Del Giudice, Ms. Hernandez and Mr. Salerno were on Con Edison’s Management Development and Compensation Committee in 2004. The Company believes that there are no interlocks with the members who serve on this Committee.

Communications with the Board of Directors

Interested parties may communicate directly with the members of the Board of Directors, including the non-management Directors as a group, by writing to them, in care of the Company’s Corporate Secretary, Con Edison, 4 Irving Place, New York, New York 10003. The Secretary will forward all stockholder communications to the Director or the Directors indicated.

Report of the Audit Committee

The Company’s Audit Committee consists of three independent Directors. Each member of the Audit Committee meets the qualifications required by the New York Stock Exchange and Securities and Exchange Commission. The current charter of the Audit Committee is attached as Appendix A to this Proxy Statement.

The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2004. The Audit Committee has also discussed with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent public accountants, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Audit Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed with PwC its independence and qualifications. The Audit Committee also has considered whether the provision of limited non-audit services to the Company is compatible with the independence of PwC and concluded that it was.

Based on the Audit Committee’s review and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

The Audit Committee

Vincent A. Calarco

Michael J. Del Giudice

Frederic V. Salerno

Fees Paid to PricewaterhouseCoopers LLP

Fees paid or payable to PwC for services related to 2004 and 2003 are as follows:

	2004	2003
Audit Fees	$4,582,483	$2,070,000
Audit-Related Fees (a)	367,412	433,650
Tax Fees (b)	124,119	—
All Other Fees (c)	85,230	16,136

TOTAL FEES	$5,159,244	$2,519,786

(a)	Relates to assurance and related service fees that are reasonably related to the performance of the annual audit or quarterly reviews of the Company’s financial statements that are not specifically deemed “Audit Services.” The major items included in Audit-Related Fees in 2004 and 2003 are fees for audits of the Company’s pension and other benefit plans and other accounting advice, research and consultations. 2003 also includes fees for advice on the implementation of Section 404 of the Sarbanes-Oxley Act of 2002.
(b)	Relates to tax services rendered in connection with O&R sales and use tax audits.
(c)	Relates to permissible fees other than those described above. The major items included in All Other Fees are fees for filing statutory returns related to the Company’s pension and other benefit plans and software-licensing fees.

The Audit Committee approves in advance all auditing services and non-audit services permitted by law, including tax services, to be provided to the Company and its subsidiaries by its independent accountants.

MANAGEMENT PROPOSAL

(Item 2 on Proxy Card)

Proposal No. 2—Ratification of the Appointment of PricewaterhouseCoopers LLP (“PwC”) as Independent Accountants for the Year 2005.

At the Annual Meeting, stockholders will be asked to ratify and approve the selection of PwC as independent accountants for the Company for the year 2005. PwC has acted in the same capacity for the Company for many years. The Audit Committee’s charter provides that at least once every five years, the Audit Committee will evaluate whether it is appropriate to rotate the Company’s independent accountants.

Before the Audit Committee determined to appoint PwC, it considered the firm’s qualifications. This included a review of PwC’s performance in prior years, as well as PwC’s reputation for integrity and for competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with

PwC in these respects. The Audit Committee reviewed information provided by PwC concerning litigation involving the firm and the existence of any investigations by the Securities and Exchange Commission into the financial reporting practices of companies audited by them. As to these matters, the Audit Committee has concluded that the ability of PwC to perform services in 2005 for the Company does not in any way appear to be adversely affected by any litigation or investigations reflected in such information.

Representatives of PwC will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

The Board Recommends a Vote FOR Proposal No. 2.

Adoption of Proposal No. 2 requires the affirmative vote of a majority of the shares of Common Stock voted on the proposal at the Annual Meeting.

STOCKHOLDER PROPOSAL

(Item 3 on Proxy Card)

Proposal No. 3—Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who owns 200 shares of Common Stock, has submitted the following proposal:

“RESOLVED: That the stockholders recommend that the Board take the necessary steps that Con Edison specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $500,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.”

The statement made in support of this proposal is as follows:

“In support of such proposed Resolution it is clear that the stockholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the stockholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.

“Last year the owners of 20,154,798 shares, representing approximately 14.84% of shares voting, voted FOR this proposal.

“If you AGREE, please mark your proxy FOR this proposal.”

The Board of Directors Recommends That You Vote AGAINST Proposal No. 3 for the Following Reasons:

Disclosure of executive compensation is governed by the Securities and Exchange Commission’s proxy solicitation rules. In accordance with those rules Con Edison currently provides information on pages 14 through 22 of the Proxy Statement concerning compensation for the five highest paid executive officers. From the information already provided in the compensation table and the notes pertaining thereto, stockholders can determine the Con Edison executives who are contractually entitled to receive compensation that exceeds $500,000. Therefore, the proposal would not result in any additional disclosure in the Proxy Statement.

The Board of Directors Recommends a Vote AGAINST Proposal No. 3.

Adoption of the preceding stockholder proposal (Proposal 3) would require the affirmative vote of a majority of shares of Common Stock voted on the proposal at the Annual Meeting.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation of the Company’s Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of 2004. The positions shown are the officers’ positions with the Company or with the Company’s principal subsidiaries, Con Edison of New York or O&R as of December 31, 2004.

	Annual Compensation							Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation		Restricted Stock Awards(2)		Number of Option Shares	All Other Compensation(6)
Eugene R. McGrath Chairman of the Board and Chief Executive Officer (1)(3)	2004 2003 2002	$ $ $	1,432,666 1,355,333 1,237,667	$ $ $	1,123,500 1,232,000 1,224,000	$ $ $	19,411 17,690 16,641	$ $	820,313 — 2,626,200	— 250,000 250,000	$ $ $	66,421 60,817 55,597

Kevin Burke President and Chief Operating Officer (4)	2004 2003 2002	$ $ $	599,000 531,250 475,000	$ $ $	280,000 300,000 290,000		— — —	$ $	127,148 — 1,313,100	59,000 60,000 60,000	$ $ $	17,371 15,390 14,250

Joan S. Freilich Executive Vice President and Chief Financial Officer (1)	2004 2003 2002	$ $ $	570,000 520,000 470,000	$ $ $	270,000 280,000 275,000		— — —	$ $	262,500 — 875,400	— 50,000 50,000	$ $ $	17,100 15,600 14,100

John D. McMahon President and CEO O&R(5)	2004 2003 2002	$ $ $	560,000 510,000 453,000	$ $ $	266,000 206,500 250,000		— — —	$ $	103,906 — 875,400	35,000 50,000 50,000	$ $ $	16,240 15,300 13,590

Stephen B. Bram Group President Energy & Communications	2004 2003 2002	$ $ $	515,000 470,000 410,000	$ $ $	200,000 200,000 193,500		— — —	$ $	151,594 — 875,400	— 50,000 50,000	$ $ $	15,450 14,100 12,300

(1)	Held same positions with Con Edison of New York.
(2)	The number of restricted stock units held as of December 31, 2004 by the officers named in the table (and the value of the units based on the closing price of a share of the Company’s Common Stock on December 31, 2004) was: Mr. McGrath 198,750 ($8,695,313); Mr. Burke 35,406 ($1,549,013); Ms. Freilich 28,500 ($1,246,875); Mr. McMahon 37,375 ($1,635,156) and Mr. Bram 13,465 ($589,094). Included in these amounts are restricted stock units shown in the table above and units awarded for 2000. For 2002, an aggregate of 150,000 restricted stock units were awarded to these officers, 50% of which vested in 2004 and the remainder of which vest on August 31, 2005. Amounts equal to dividends payable on the Common Stock are payable on these units. For 2004, an aggregate of 33,496 restricted stock units were awarded under the Company’s Long Term Incentive Plan (LTIP) to these officers. These units vest on January 1, 2006 and amounts equal to dividends payable on the Common Stock are payable on these units generally following vesting. Each restricted stock unit represents the right to receive, upon vesting, one share of Common Stock or, in the case of the units awarded under the LTIP, the cash value of a share or a combination thereof.
(3)	Also President of CEI.
(4)	Position with Con Edison of New York.
(5)	Position with O&R.
(6)	The amounts shown in this column consist of amounts contributed by Con Edison of New York under its Thrift Savings Plan for Management Employees (Thrift Plan) and Deferred Income Plan (DIP) and amounts paid for life insurance for Mr. McGrath, as follows: For 2004, Mr. McGrath, life insurance—$23,411; Thrift Plan—$6,150; DIP—$36,830; Mr. Burke, Thrift Plan—$6,150; DIP—$11,221; Ms. Freilich, Thrift Plan—$6,150; DIP—$10,950; Mr. McMahon, Thrift Plan—$6,150; DIP—$10,090; Mr. Bram, Thrift Plan—$6,150; DIP—$9,300.

Report on Executive Compensation

The Management Development and Compensation Committee of the Board, which was composed of five independent Board members, administers the Company’s executive compensation policies. The Committee submits the following report related to compensation matters for 2004:

The Committee’s Compensation Policy—The Committee believes that total executive compensation should be such as to attract to and retain in the Company, motivate and reasonably reward individuals of the highest professional and personal qualifications, and at the same time, secure substantial and proportionate value for the Company. For 2004, compensation of the Company’s executive officers consisted primarily of (i) base salaries, which are reviewed by the Committee annually, (ii) awards under Con Edison of New York’s Executive Incentive Plan (“EIP”), an award under the O&R Annual Team Incentive Plan (“ATIP”), in the case of the President of O&R, or an award under Con Edison’s Annual Incentive Plan (“AIP”), in the case of the Group President—Energy and Communications, which are shown in the Summary Compensation Table on page 14 under the caption “Bonus,” and (iii) awards under Con Edison’s Long Term Incentive Plan (the “LTIP”). For executive officers other than himself, Mr. McGrath made recommendations to the Committee regarding salaries, any awards under the EIP or AIP and any grants under the LTIP. The Committee considered these recommendations in making its determinations and consulted with an outside compensation consulting firm to assist with benchmarking and compensation analyses. The Committee initiated the recommendations that were made to the Board with respect to Mr. McGrath’s salary, the award under the EIP and the grants the Committee made to him under the LTIP. O&R’s Board established the goals and award under O&R’s ATIP plan, which were reviewed and concurred in by the Committee.

Individual performance is the primary factor considered in determining base salary, within a range appropriate to that individual’s position, although in some cases corporate performance may also be relevant to base salary determinations. Awards under the EIP, AIP and ATIP were based on both individual and corporate performance. Grants under the LTIP were based on individual performance and on an assessment of the individual’s responsibility for the success and growth of the Company and its subsidiaries. Base salary ranges are identified for the officers with reference to salaries paid by other utilities and industry in general, as reflected in surveys by compensation consulting firms. In addition, an attempt is made to assure internal equity by maintaining appropriate salary relationships. Increases for individuals are based on the current salary’s relationship to the range for the position (but not to any specific level within the range) and on the individual’s performance with respect to the requirements of the individual’s position.

In considering the level of Mr. McGrath’s compensation, the Committee reviewed surveys of the total compensation, including base salary and incentive compensation, paid to the chief executive officers of other large utilities with a comparison based on a compensation consultant’s analysis developed from a survey of the compensation paid to chief executive officers in energy industry companies and a comparison based on chief executive officer compensation data from a survey of comparably sized general industry companies. The Committee does not target Mr. McGrath’s compensation to any specific level within the ranges of compensation paid by these comparison techniques but uses the surveys as references. The utilities included in the surveys referred to in this paragraph and the previous paragraph are some but not all of the utilities included in the Standard & Poor’s (“S&P”) Electric Utilities Index shown on the performance graph on page 23 of the Proxy Statement. None of the non-utility companies in the surveys are in the Index.

The Committee believes that an evaluation of corporate performance must take into account many factors affecting the Company’s operations, over some of which management has total or considerable control and over others of which it has little or no control. In this context, the Committee looks not only at current reported financial operating results and financial condition (as reflected in such factors as earnings per share and return on common equity) but also at a wide range of other information relating to the quality of service provided to customers, the efficiency of operations, the development and management of personnel and the effectiveness of management’s efforts to strengthen the Company for the future. In recommending the base salaries and awards under the EIP and AIP or LTIP, the Committee does not have a predetermined list of criteria nor does it have a formula for weighing or applying the criteria the Committee members consider. The process is neither arithmetic nor formulaic, but judgmental.

2004 Base Salary Determinations—In 2004, individual performance and overall compensation ranges relevant to officers were the factors considered by the Committee in determining the base salaries recommended for such individuals.

2004 Incentive Plan Awards—Each year under the EIP, a maximum fund is established by the Committee, subject to the approval of the Board, based on the salaries of the eligible participants at the end of the prior year. The Committee, subject to approval by the Board, may make awards to eligible executives based on their performance during the year. Payment of one-third of the award is deferred for five years and is subject to forfeiture in certain circumstances. Portions of awards that are required to be deferred are treated during the mandatory deferral period as if the portions were invested in Con Edison’s Common Stock and are credited with dividend equivalents and credited or debited for increases or decreases in the market value of an equivalent number of shares.

In recommending the amount awarded under the EIP for year 2004, the Committee considered the following financial factors for 2004: earnings per share for 2004 in comparison to the budget and 2003 earnings per share; earnings available for common stock for 2004 in comparison to the budget and 2003 earnings; Con Edison’s Common Stock price performance compared to the S&P 500 Stock Index and the S&P Electric Utilities Index; the total market return on Con Edison’s Common Stock for 2004; the rate of return on stockholders’ equity in 2004 compared to 2003; the total average annual return on Con Edison’s Common Stock for the five-year period ending December 31, 2004 compared to the average for the S&P Electric Utilities Index; the increase in the Company’s dividend (0.9% in 2004 compared with an average increase of 2.9% for 26 of the 53 largest electric companies that did not decrease or eliminate their dividends at any time in the past decade), and the continued strength of Con Edison’s credit quality, with senior unsecured debt ratings of A2 by Moody’s and A- by Standard and Poor’s.

The Committee also considered additional factors, including the following: employee and public safety; the Company’s progress in meeting future energy demands, including the completion of three new substations and progress toward completion of the East River Repowering project; the good performance of the company’s energy systems; the Company’s initiatives to further enhance system reliability, security and emergency preparedness and response capabilities; the Company’s progress in meeting its environmental goals; and the naming of the Company by Fortune Magazine as one of the “Best Companies for Minorities.”

Based on the Committee’s review of the Company’s performance in 2004, as reflected in the factors mentioned above, for 2004 the Committee recommended, and the Board approved, that the total amount awarded under the EIP to all participants as a group be 75% percent of the target amount provided by the plan.

In making the award under the AIP to the Group President—Energy and Communications, the Committee also considered the progress and performance of the Company’s unregulated subsidiaries. The Committee also reviewed and concurred in the factors considered by the O&R Board in making an award under O&R’s ATIP to the President of O&R.

2004 Long-Term Incentive Plan Awards—In 2004, stock options and restricted stock units were awarded under the LTIP to the Company’s officers. See “Stock Options” and “Restricted Stock Units” starting on page 19 of the Proxy Statement.

CEO Compensation—With respect to both the base salary and the EIP award for 2004 to Mr. McGrath and the LTIP grant in 2004, the Committee considered among other things, the Company’s financial and operating results; the Company’s financial condition; Mr. McGrath’s leadership in positioning the Company for the future;

and the compensation levels of the chief executive officers of the other companies included in the compensation surveys referred to on page 15 of the Proxy Statement.

I.R.S. Limitations on Deductibility of Executive Compensation—Federal law restricts the deductibility, for federal income tax purposes, of certain executive compensation above a specified threshold. In 2004, a portion of the compensation paid to Messrs. McGrath, Burke and McMahon and Ms. Freilich exceeded the threshold. In the Committee’s judgment, the non-deductibility of the compensation is not material. The Committee intends to take into account these tax law provisions in structuring the Company’s executive compensation in future years.

Management Development and Compensation Committee

George Campbell, Jr. (Chair)

Vincent A. Calarco

Michael J. Del Giudice

Sally Hernandez

Frederic V. Salerno

Employment Contracts and Termination of Employment

and Change in Control Arrangements

The Company has entered into employment agreements (the “Employment Agreements”) with Messrs. McGrath, Burke and McMahon and Ms. Freilich, four of the officers named in the Summary Compensation Table.

Each Employment Agreement provides that the officer will serve in the positions shown on the Summary Compensation Table. Mr. McGrath and Ms. Freilich’s agreements provide that the Board shall nominate each of them for re-election to the Board of Directors through the term of their agreements. The initial employment periods of the agreements continue until August 31, 2005. The initial employment period in each agreement has been automatically extended to August 31, 2006. The employment periods will be automatically extended for additional one-year periods unless either party terminates the agreement on six months’ prior notice; provided that Mr. McGrath’s agreement may not be automatically extended more than once more and the extension shall expire on February 28, 2007. Each Employment Agreement provides for an annual base salary and provides that the Executive Personnel and Pension Committee, now known as the Management Development and Compensation Committee, will review the salaries at least annually for possible increase. The current salaries payable under the agreements are the following: Mr. McGrath-$1,498,000; Ms. Freilich-$615,000; Mr. Burke-$649,000 and Mr. McMahon-$610,000. The agreements, as amended, also provided for restricted stock awards that were made in 2000 and 2002. Mr. McGrath’s agreement also provides for supplemental term life insurance, the premiums for which are included in the Summary Compensation Table.

The employment periods under the Employment Agreements may also be ended by the Company for “cause,” as defined in the agreements, or without cause. Mr. McGrath may end his employment period with or without “good reason” as defined in his agreement. The other officers may end their employment periods without “good reason” or, following a “change in control,” with “good reason,” as such terms are defined in the agreements. If Mr. McGrath is terminated other than for “cause,” death or disability or he resigns for “good reason,” or if the other officers are terminated prior to a “change in control” other than for “cause,” death or disability, the officer will receive: (i) a lump sum equal to the officer’s target award under the Company’s Executive Incentive Plan, prorated through the termination date; (ii) a lump sum equal to two times the sum of the officer’s annual salary and target award under the EIP (or in the case of Mr. McMahon, the ATIP); (iii) a lump sum equal to the net present value of two years of additional service credit under the Company’s pension plans (assuming compensation at the officer’s annual salary and target award); (iv) continued participation in the Company’s health and life insurance plans for two years following termination and (v) two years of additional service credit toward eligibility for (but not for commencement of) retiree benefits. In addition, stock options will fully vest. In the event such a termination occurs after a “change in control,” the “two” becomes a “three” in clauses (ii), (iii), (iv) and (v) above. In addition, the officer would receive a gross-up for excise taxes, if any, due under the Internal Revenue Code on any termination payments. If the Company terminates Mr. McGrath’s employment without “cause,” or he terminates his employment for “good reason,” or he dies or becomes disabled, any unvested restricted stock units become fully vested on termination of employment. If the other officers die or become disabled, or if, following a “change in control,” the Company terminates their employment without “cause,” or the officer terminates his or her employment for “good reason,” any unvested restricted stock units become fully vested on termination of employment. The restricted stock agreement the Company has with Mr. Bram provides that his restricted stock units would also vest in the circumstances described in the immediately preceding sentence.

The Employment Agreements provide that the officers are prohibited from competing with or recruiting employees from the Company or its subsidiaries or affiliates for two years after termination of employment, other than following a “change in control.”

Severance Plan

The Company has a severance plan to provide officers of Consolidated Edison, Inc., and certain officers of its subsidiaries, including Mr. Bram, certain benefits in the event their employment is involuntarily terminated by the Company without “cause,” at any time. Enhanced severance benefits (as described below) would be payable if, within two years following a “change of control,” the officer is involuntarily terminated, other than for “cause,” or the officer resigns for “good reason” (all such terms as defined in the plan). For an involuntary termination of employment before a “change of control,” benefits under the plan include: (i) a lump sum equal to the officer’s target award under the Executive Incentive Plan, prorated through the termination date; (ii) a lump sum equal to one times the sum of the officer’s annual salary and target award under the Executive Incentive Plan; (iii) a lump sum payment equal to the net present value of one additional year’s service credit under the Company’s pension plans (assuming compensation at the officer’s annual salary and target award); (iv) one year’s additional service credit toward eligibility for (but not for commencement of) retiree benefits; (v) continued participation for one year in the Company’s health and life insurance plans and (vi) outplacement services for one year. In the event the involuntary termination occurs or the officer resigns for “good reason” after a “change of control,” the “one” becomes a “two” in clauses (ii), (iii), (iv) and (v) above. Payments under the plan are subject to reduction if the reduction would result in greater after-tax proceeds to the officer than if full payments were made and were subject to taxation to the officer as an “excess parachute payment” under Section 4999 of the Internal Revenue Code.

Stock Options

The Management Development and Compensation Committee may grant options under the LTIP. All grants of stock options outstanding under the LTIP and its predecessor, the 1996 Stock Option Plan, have a term of ten years from the date of grant and an exercise price equal to 100 percent of fair market value on the date of grant. The stock options are non-transferable and become exercisable three years after the date of grant. The exercise price cannot be reduced. In the event of a change in control of the Company, the Management Development and Compensation Committee may provide for appropriate adjustments including accelerating any exercisability or expiration dates and settlement of options either at the time the option is granted or at a subsequent date.

Option Grants In Last Fiscal Year (2004)

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees In 2004	Exercise or Base Price	Expiration Date	Grant Date Present Value(1)
Eugene R. McGrath	—	—	—	—	—
Kevin Burke	59,000	4.4%	$43.63	2/12/2014	$340,440
Joan S. Freilich	—	—	—	—	—
John D. McMahon	35,000	2.6%	$43.63	2/12/2014	$180,600
Stephen B. Bram	—	—	—	—	—

(1)	The grant date present values were calculated using the Black-Scholes option-pricing model applied as of the grant date (February 12, 2004). The values generated by this model depend upon the following assumptions: an expected life of six years after the grant date; a constant dividend yield on the underlying stock of 5.66 percent; an assumed annual volatility of the underlying stock of 21.44 percent; and a risk-free rate of return for the option period of 3.35 percent. The market value on the grant date is the closing price of the Common Stock on the day preceding the grant date. No discount was made for restrictions on transfer or vesting.

Aggregated Option Exercises In Last Fiscal Year (2004)

And Fiscal Year-End Option Values (12/31/04)

	Number of Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options At Fiscal Year End		Value of Unexercised In the Money Options at Fiscal Year End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Eugene R. McGrath	150,000	$1,859,955	420,000	500,000	$1,283,125	$1,045,000
Kevin Burke	24,000	331,210	106,000	179,000	546,375	257,880
Joan S. Freilich	40,000	446,232	110,000	100,000	263,750	209,000
John D. McMahon	—	—	102,000	135,000	692,375	213,200
Stephen B. Bram	16,000	204,160	87,000	100,000	427,750	209,000

(1)	Represents the difference between the market price of the Company’s Common Stock and the exercise price of the options at December 31, 2004. The amounts may not be realized. Actual values, if any, will be realized at the time of any exercise.

Restricted Stock Units

Long Term Incentive Plan Table

Estimated Future Payouts
Name and Principal Position	Performance Period	Threshold #	Target #	Maximum #
Eugene R. McGrath Chairman of the Board and Chief Executive Officer	2004-2005 2004-2006	12,500 12,500	50,000 50,000	75,000 75,000

Kevin Burke President and Chief Operating Officer	2004-2005 2004-2006	1,875 1,875	7,750 7,750	11,250 11,250

Joan S. Freilich Executive Vice President and Chief Financial Officer	2004-2005 2004-2006	4,000 4,250	16,000 17,000	24,000 25,500

John D. McMahon President and CEO O&R	2004-2005 2004-2006	1,250 1,250	5,000 5,000	7,500 7,500

Stephen B. Bram Group President Energy & Communications	2004-2005 2004-2006	3,375 3,375	9,000 9,000	13,500 13,500

In 2004, the Management Development and Compensation Committee made three grants of restricted stock units under the LTIP to the officers shown on the Summary Compensation Table. The value of the first award, which had a performance period of January 1, 2004 to December 31, 2004 and will vest on January 1, 2006, is shown in the Summary Compensation Table under the heading “Restricted Stock Awards.” The second grant, which is shown above, has a performance period of January 1, 2004 to December 31, 2005 and will vest on January 1, 2006. The third grant, which is also shown above, has a performance period of January 1, 2004 to December 31, 2006 and will vest on January 1, 2007.

Each restricted stock unit represents the right to receive, upon vesting, one share of Con Edison common stock, the cash value of a share or a combination thereof. The number of units in each award is subject to adjustment as follows: (i) 50 percent of the units awarded will be multiplied by a factor that may range from 0 to 150 percent based on Con Edison’s total stockholder return relative to the Standard & Poor’s Electric Utilities Index during the specified performance period; and (ii) 50 percent of the units awarded will be multiplied by a factor that may range from 0 to 150 percent based on determinations made in connection with the EIP (or, for two officers, the O&R Annual Team Incentive Plan or goals relating to Con Edison’s unregulated subsidiaries).

Pension Plans

The following table shows, for the salary levels and years of service indicated, the annual pension benefit payable commencing at age 65 under the Consolidated Edison Retirement Plan, a funded, tax-qualified, defined benefit pension plan, and Con Edison of New York’s Supplemental Retirement Income Plan, an unfunded, non-qualified plan (together referred to as the “Plans”), as supplemented in the case of Mr. McGrath by his employment agreement. Con Edison does not have a separate supplemental pension plan.

Final Average Salary	Years of Service
	15	20	25	30	35	40	45
$50,000	$11,250	$15,000	$19,000	$24,000	$25,250	$26,500	$27,750
$100,000	$23,025	$30,700	$38,875	$49,050	$51,550	$54,050	$56,550
$200,000	$50,775	$67,700	$85,625	$107,550	$112,550	$117,550	$122,550
$300,000	$78,525	$104,700	$132,375	$166,050	$173,550	$181,050	$188,550
$400,000	$106,275	$141,700	$179,125	$224,550	$234,550	$244,550	$254,550
$500,000	$134,025	$178,700	$225,875	$283,050	$295,550	$308,050	$320,550
$600,000	$161,775	$215,700	$272,625	$341,550	$356,550	$371,550	$386,550
$700,000	$189,525	$252,700	$319,375	$400,050	$417,550	$435,050	$452,550
$800,000	$217,275	$289,700	$366,125	$458,550	$478,550	$498,550	$518,550
$900,000	$245,025	$326,700	$412,875	$517,050	$539,550	$562,050	$584,550
$1,000,000	$272,775	$363,700	$459,625	$575,550	$600,550	$625,550	$650,550
$1,500,000	$411,525	$548,700	$693,375	$868,050	$905,550	$943,050	$980,550
$2,000,000	$550,275	$733,700	$927,125	$1,160,550	$1,210,550	$1,260,550	$1,310,550
$2,500,000	$689,025	$918,700	$1,160,875	$1,453,050	$1,515,550	$1,578,050	$1,640,550
$3,000,000	$827,775	$1,103,700	$1,394,625	$1,745,550	$1,820,550	$1,895,550	$1,970,550
$3,500,000	$966,525	$1,288,700	$1,628,375	$2,038,050	$2,125,550	$2,213,050	$2,300,550
$4,000,000	$1,105,275	$1,473,700	$1,862,125	$2,330,550	$2,430,550	$2,530,550	$2,630,550

The Plans provide pension benefits based on: (i) the participant’s highest average salary for 48 consecutive months within the 120 consecutive months prior to retirement (“final average salary”); (ii) the portion of final average salary in excess of the Social Security taxable wage base in the year of retirement, and (iii) the participant’s length of service. For purposes of the Plans, a participant’s salary for a year is deemed to include any award under the annual incentive plans (See “Report on Executive Compensation” above) for that year; provided that the portions of awards that are required to be deferred will not be included in the pension calculation if such portions are forfeited in accordance with the Plan. Participants in the Plans whose age and years of service equal 75 are entitled to an annual pension benefit for life, payable in equal monthly installments. Participants may earn increased pension benefits by working additional years. Benefits payable to a participant who retires between ages 55 and 59 with less than 30 years of service are subject to a reduction of 1 1/2 percent for each full year of retirement before age 60. Early retirement reduction factors are not applied to pensions of employees electing retirement at age 55 or older with at least 30 years of service. However, benefits payable on the portion of final average salary in excess of the Social Security taxable wage base to a participant who retires before age 65 are subject to IRS reduction factors. The years of service covered by the Plans are for: Mr. McGrath, 42 years; Mr. Burke, 32 years; Ms. Freilich, 27 years; Mr. McMahon, 28 years, and Mr. Bram, 42 years.

Current compensation rates covered by the Plans for Messrs. McGrath, Burke, McMahon and Bram and Ms. Freilich are approximately equal to the sum of the amounts set forth under the captions “Salary” and “Bonus” in the Summary Compensation Table on page 14. The Plans provide an annual adjustment equal to the lesser of 3% or  3/4 of the annual increase in the Consumer Price Index to offset partially the effects of inflation.

Mr. McGrath’s agreement provides that under certain circumstances, if he elects upon termination of his employment to defer the commencement of his pension as permitted by the Plans, the Company will accrue and later pay with interest the amounts that Mr. McGrath would have been entitled to receive under the Plans during the deferral period, as supplemented by his agreement.

Performance Graph

The following performance graph compares the Company’s cumulative total stockholder return on its Common Stock for a five-year period (December 31, 1999 to December 31, 2004) with the cumulative total return of the Standard & Poor’s Electric Utilities Index and the Standard & Poor’s 500 Stock Index.

Source: Standard & Poors

		Years Ending
Company/Index	1999	2000	2001	2002	2003	2004
Consolidated Edison, Inc.	100	119	132	148	157	169
S&P 500 Index	100	91	80	62	80	89
S&P Electric Utilities	100	154	128	109	135	171

*	Based on $100 invested at December 31, 1999, reinvestment of all dividends in equivalent shares of stock and market price changes on all such shares.

CERTAIN INFORMATION AS TO INSURANCE AND INDEMNIFICATION

No stockholder action is required with respect to the following information that is included to fulfill the requirements of Sections 725 and 726 of the Business Corporation Law of the State of New York.

Effective December 2, 2004, the Company purchased Directors and Officers (“D&O”) Liability insurance for a one year term providing for reimbursement, with certain exclusions and deductions, to: (a) Con Edison and its subsidiaries for payments they make to indemnify Directors, Trustees, officers and assistant officers of Con Edison and its subsidiaries, (b) directors, trustees, officers and assistant officers for losses, costs and expenses incurred by them in actions brought against them in connection with their acts in those capacities for which they are not indemnified by Con Edison or its subsidiaries and (c) Con Edison and its subsidiaries for any payments they make resulting from a securities claim. The insurers are: Associated Electric & Gas Insurance Services Limited, American Casualty Company of Reading, PA, Arch Specialty Insurance Company, Federal Insurance Company, Illinois National Insurance Company, Platte River Insurance Company, Twin City Fire Insurance Company, U.S. Specialty Insurance Company, X.L. Insurance (Bermuda) Ltd., X.L. Specialty Insurance Company and Zurich American Insurance Company. The total cost of the D & O Liability insurance for one year from December 2, 2004 amounts to $7,074,232. The Company also purchased from Arch Insurance Company, Axis Specialty Insurance Company, Great American E & S Insurance Company, Illinois National Insurance Company, St. Paul Mercury Insurance Company, RLI Insurance Company, U.S. Specialty Insurance Company and Zurich American Insurance Company, additional insurance coverage for one year effective January 1, 2005, insuring the Directors, Trustees, officers, and employees of Con Edison and its subsidiaries and certain other parties against certain liabilities which could arise in connection with fiduciary obligations mandated by ERISA and from the administration of the employee benefit plans of the Company and its subsidiaries. The cost of such coverage was $781,598.

STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

In order to be included in the proxy statement and form of proxy relating to the Company’s 2006 Annual Meeting, stockholder proposals must be received by the Company at its principal offices at 4 Irving Place, New York, New York 10003, Attention: Corporate Secretary, by December 5, 2005.

Under the Company’s by-laws, written notice of any proposal to be presented by any stockholder or any other person to be nominated by any stockholder for election as a Director must be received by the Secretary of the Company at its principal executive office not less than 70 days nor more than 90 days prior to the anniversary date of the previous year’s Annual Meeting.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

If you are the beneficial owner, but not the record holder, of the Company’s shares, your broker, bank or other nominee may determine to deliver only one copy of the Company’s proxy statement and annual report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit their request to the Company by telephone at (212) 460-4322 or by submitting a written request to the Company’s Corporate Secretary, Con Edison, 4 Irving Place, New York, New York 10003. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their brokers, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

OTHER MATTERS TO COME BEFORE THE MEETING

Management intends to bring before the meeting only the election of Directors and Proposals No. 2 above and knows of no matters to come before the meeting other than the matters set forth herein, including Proposal No. 3 by a stockholder. If other matters or motions come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the meeting.

Please vote, sign and date the enclosed proxy card and mail it promptly in the enclosed postage paid envelope, or vote your proxy by telephone or on the Internet in accordance with the instructions set forth on the proxy card. Your vote is important. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the top portion of the card as your admission ticket.

By Order of the Board of Directors,

SADDIE L. SMITH

Secretary

New York, NY

April 4, 2005

Appendix A

CONSOLIDATED EDISON, INC.

BOARD OF DIRECTORS

CHARTER OF THE AUDIT COMMITTEE

Statement of Purpose

The Audit Committee will assist the Board of Directors in its oversight of the integrity of the financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditors.

Organization and Membership

The Audit Committee will be organized and conduct itself as follows:

(A)    The Board of Directors will annually appoint the members of the Audit Committee, consisting of three (3) or more persons, one of whom will be designated as chair. Each member of the Audit Committee will meet the independence and financial literacy requirements of law and the New York Stock Exchange. The Company expects, and will endeavor to ensure, that at least one member of the Audit Committee is an “audit committee financial expert” as such term is defined by the Securities and Exchange Commission.

(B)    The members of the Audit Committee may be removed at any time by a majority vote of the Board present to vote on such action. The Audit Committee member who is the subject of such removal vote will be ineligible to vote on the matter. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board will fill any vacancy at its next regularly scheduled meeting after such vacancy occurs.

(C)    In order to discharge its responsibilities, the Audit Committee will meet at least six (6) times each year, with additional meetings scheduled as determined by the Chair of the Audit Committee. The Chair of the Committee will report to the Board after each meeting of the Audit Committee.

(D)    The Chair of the Audit Committee will be responsible for establishing the agendas for meetings of the Audit Committee. The agenda, together with materials relating to the subject matter of each meeting, will, to the extent practical, be communicated to the members of the Audit Committee sufficiently in advance of each meeting to permit meaningful review.

(E)    A majority of the members of the Audit Committee, but not less than two, will constitute a quorum. A majority of the members present at any meeting at which a quorum is present may act on behalf of the Audit Committee.

(F)    The Committee may meet by conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time and may take action by unanimous written consent.

Duties and Responsibilities

The Audit Committee will:

(A)    Be directly responsible for the appointment (subject to shareholder ratification), compensation, oversight and termination of the work of any independent auditor employed by the Company (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each such independent auditor will report directly to the Audit Committee. The Company will provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor employed by the Company for the purpose of rendering or issuing an audit report.

(B)    Pre-approve all auditing services and non-audit services permitted by law, including tax services, to be provided to the Company by the independent auditor of the Company and make the necessary disclosure regarding any non-audit services so approved to investors as required by law.

(C)    At least annually, obtain and review with the lead audit partner a report by the independent auditor describing:

(1)    the independent auditor’s internal quality-control procedures;

(2)    any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with such issues; and

(3)    to assess the auditor’s independence all relationships between the independent auditor and the Company.

(D)    Meet to review and discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any material changes in accounting principles or practices used in preparing the statements prior to the filing of the Company’s Form 10-K and Form 10-Q. In this connection, the Audit Committee will:

(1)    Review with the independent auditor a report prepared by the independent auditor regarding: (i) all critical accounting policies and practices to be used; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (iii) other material written communications between the independent auditor and the management of the Company, such as any management letter or schedule of unadjusted differences.

(2)    Discuss with the Chief Executive Officer and Chief Financial Officer (i) all significant deficiencies in the design or operation of internal controls, which could adversely affect the Company’s ability to record, process, summarize and report financial data and any material weakness in internal controls; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(3)    Review with the independent auditor management’s assessment, as of the end of the most recent fiscal year, of the effectiveness of the internal control structure and procedures of the Company for financial reporting and the attestation and report of the independent auditor on management’s assessment.

(4)    Review with the Company’s independent accountants the scope of the annual audit to be performed and results of the annual audit and such other matters pertaining to the annual audit, as the Committee may deem appropriate.

(E)    Discuss (generally), or delegate to the Chair to discuss with management, earnings press releases prior to their release, as well as financial information and earnings guidance provided to analysts and rating agencies.

(F)    Discuss policies with respect to risk assessment and risk management.

(G)    From time-to-time meet separately with management, with internal auditors (or other personnel responsible for the internal audit function), with the independent auditor and with the General Counsel. The Audit Committee will meet separately with the independent auditor at each Audit Committee meeting that the independent auditor attends.

(H)    Review with the independent auditor any audit problems or difficulties and management’s response.

(I)    Set clear hiring policies for employees or former employees of the independent auditors.

(J)    Prepare the report the SEC rules require to be included in the company’s annual proxy statement.

(K)    Conduct an annual performance evaluation of the Audit Committee and report to the Board the results of the self-evaluation.

(L)    The Committee will annually review its charter and recommend any proposed changes to the Corporate Governance and Nominating Committee.

(M)    Establish procedures for the receipt, retention and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing standards, and the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

(N)    Review, at least annually, the scope, planning and staffing of the proposed audit for the current year and reports of the Company’s internal auditors (who may be employees of Consolidated Edison Company of New York, Inc.) to the Audit Committee and actions by management in response to any recommendations contained in the reports and consult with management regarding the qualifications of the internal auditing department and the appointment, replacement, reassignment or dismissal of the principal internal auditor.

(O)    Review such other reports of the Company’s management, its independent auditor, and its internal auditors, as the Audit Committee may deem advisable, with respect to measures taken by the Company to maintain internal controls and accounting practices in compliance with legal requirements and current and new generally accepted accounting principles and auditing standards.

(P)    Receive and review from time to time such reports or other materials as the Audit Committee may deem advisable with respect to significant new developments and trends in accounting and auditing policies and procedures and their impact on the Company.

(Q)    Evaluate at least once every five years whether it is appropriate to rotate the Company’s independent auditor.

(R)    Review, at least annually, the responsibilities and performance of the Company’s internal auditor.

The foregoing list of duties is not exhaustive, and the Audit Committee may, in addition, perform such other functions as may be necessary or appropriate for the performance of its duties.

The Audit Committee has the authority to engage, at the Company’s expense, independent counsel and other advisors, on such terms as it determines appropriate. The Company will provide for funding, as determined by the Audit Committee, for payment of compensation to any such advisors.

Audit Committee’s Role

The Audit Committee’s responsibility is one of oversight. It is the responsibility of the Company’s management to prepare consolidated financial statements in accordance with applicable law and regulations and of the Company’s independent auditor to audit those financial statements. Therefore, each member of the Audit Committee shall be entitled to rely, to the fullest extent permitted by law, on the integrity of those persons and organizations within and outside the Company from whom he or she receives information, and the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations.

H&H FINANCIAL PRINTING PROOF #10 4/01/05 11:30 CUST. THE BANK OF NEW YORK FILE NAME 11054 CON EDISON L/P

Admin: Margaret Sullivan

Forms Coordinator-Greg Harris Ext#6282

Consolidated Edison, Inc. 4 Irving Place New York NY 10003

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

UNTIL 5 PM EST SUNDAY MAY 15, 2005

INTERNET TELEPHONE MAIL

https://www.proxyvotenow.com/cei 1-866-874-4880

Go to the website address listed Use any touch-tone telephone. Mark, sign and date your proxy

OR OR card.

above. Have your proxy card ready.

Have your proxy card ready. Follow the recorded instructions. Detach your proxy card.

Follow the instructions that appear Return your proxy card in the on your computer screen. postage-paid envelope provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.

If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.

THIS IS YOUR ADMISSION TICKET. SEE REVERSE 1-866-874-4880 FOR INFORMATION. THIS TICKET ADMITS ONLY

THE NAMED SHAREHOLDER(S). CALL TOLL-FREE TO VOTE

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

Please sign, date and return the proxy card promptly using the enclosed envelope.

Votes must be indicated (x) in Black or Blue ink.

The Board of Directors Recommends a Vote AGAINST the Following Stockholder Proposal 3.

FOR AGAINST ABSTAIN

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

1. ELECTION OF DIRECTORS:

FOR all nominees listed on the reverse side (except as marked to the contrary below)

WITHHOLD AUTHORITY to vote for all nominees on the reverse side

*EXCEPTIONS

3. Additional compensation information.

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “EXCEPTIONS” box and write that nominee’s name in the space provided below.)

*Exceptions

FOR AGAINST ABSTAIN

2. Ratification of appointment of independent accountants.

To change your address, please mark this box.

If you plan to attend the meeting, check here.

S C A N L I N E

(Please sign exactly as name or names appear hereon. Full title of one signing in representative capacity should be clearly designated after signature. Names of all joint holders should be written even if signed by only one.)

Date Share Owner sign here Co-Owner sign here

4748

H&H FINANCIAL PRINTING PROOF #10 4/01/05 11:30 CUST. THE BANK OF NEW YORK FILE NAME 11054 CON EDISON L/P

Admin: Margaret Sullivan

Forms Coordinator-Greg Harris Ext#6282

ADMISSION TICKET

Annual Meeting of Shareholders of CONSOLIDATED EDISON, INC.

MONDAY, MAY 16, 2005 10:00 a.m.

4 Irving Place New York, NY 10003

This ticket admits only the named shareholder(s). Please bring this admission ticket and a proper form of identification with you if attending the meeting.

YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend the Annual Meeting, please promptly vote by telephone, through the Internet or by completing and returning the attached proxy card. Voting early will not prevent you from voting in person at the Annual Meeting if you wish to do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

DETACH PROXY CARD HERE IF YOU ARE NOT

VOTING BY INTERNET OR TELEPHONE

Consolidated Edison, Inc. COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please date and sign on reverse side. To vote in accordance with the recommendations of the Board of Directors no boxes need be checked.

The undersigned hereby appoints Peter W. Likins, Gordon J. Davis and Joan S. Freilich and each or any of them with power of substitution, proxies to vote all stock of the undersigned (including any shares held through the Company’s Automatic Dividend Reinvestment and Cash Payment Plan) at the Annual Meeting of Stockholders on May 16, 2005 at 10:00 a.m. at the Company’s Headquarters, 4 Irving Place, New York, N.Y. or at any adjournments thereof, as specified on the reverse side in the election of Directors and on the proposals, all as more fully set forth in the proxy statement, and in their discretion on any matters that may come before the meeting.

Your vote for the election of Directors may be indicated on the reverse side. Nominees are: 01 - V.A. Calarco, 02 - G. Campbell, Jr., 03 - G.J. Davis, 04 - M.J. Del Giudice, 05 - J.S. Freilich, 06 - E.V. Futter, 07 - S. Hernandez, 08 - P.W. Likins, 09 - E.R. McGrath, 10 - F.V. Salerno and 11 - S.R. Volk.

THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE, BUT IF NO CHOICE IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED ABOVE (PROPOSAL 1) AND “FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3.

CON EDISON P.O. BOX 11003

NEW YORK, N.Y. 10203-0003

ADDRESS CHANGE